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                                                                        Exh. 4.2

                                                               EXECUTION VERSION

                            INVESTOR RIGHTS AGREEMENT

                                  BY AND AMONG

                         OMRIX BIOPHARMACEUTICALS, INC.

                                      AND

               THE COMMON STOCKHOLDERS LISTED ON EXHIBIT A HERETO

                                   ----------

                                January 13, 2005

                                   ----------

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                            INVESTOR RIGHTS AGREEMENT

     This Investor Rights Agreement (this "Agreement") dated as of January 13, 2005 is entered into by and among Omrix Biopharmaceuticals, Inc., a Delaware corporation (the "Company"), and the holders of the Company's Common Stock listed on Exhibit A hereto (the "Common Stockholders")

                                    RECITALS:

     WHEREAS, pursuant to the Plan of Recapitalization (the "Plan of Recapitalization") of even date herewith by and among the Company, the Preferred Stockholders and the Noteholders (each, as defined therein), certain holders of the Company's securities are exchanging all of the convertible promissory notes, shares of Preferred Stock and certain other securities of the Company for shares of Company's Common Stock (the "Recapitalization"); and

     WHEREAS, as a condition precedent to the Recapitalization, the Company and the Common Stockholders desire to enter into this Agreement to provide for certain arrangements with respect to (i) the registration of shares of capital stock of the Company under the Securities Act; (ii) the Common Stockholders' right of first refusal with respect to certain issuances of securities of the Company, and (iii) certain covenants of the Company in accordance with the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged the parties hereto agree as follows:

                                    SECTION 1

                               CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following respective meanings:

     1.1 "Affiliate" means any person or entity directly or indirectly controlling, controlled by or under common control with another person or entity, provided that, with respect to the Company and any Common Stockholder that is a partnership, corporation or limited liability company, an "Affiliate" shall also include without limitation, any general partner, limited partner, retired partner, shareholder, member, retired member, officer, director or affiliate of the Company or such Common Stockholder, as applicable, or any general partner, limited partner, retired partner, shareholder, member, retired member, officer, director or affiliate of the foregoing, or investment vehicles now or hereafter existing for whom any of the foregoing serves as a general partner or manager, as applicable, or the estates, beneficiaries, trustees or family members of any such general partner, limited partner, retired partner, shareholder, member, retired member, officer, director or affiliate of the foregoing, or any trusts for the benefit of any of the foregoing persons.

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     1.2 "Available Undersubscription Amount" means the difference between the total of all Basic Amounts available for purchase by the Major Investors pursuant to Section 3 and the Basic Amounts subscribed for pursuant to Section 3.

     1.3 "Basic Amount" means, with respect to a Major Investor, his, her or its pro rata portion of the Offered Securities determined by multiplying the number of Offered Securities by a fraction, the numerator of which is the aggregate number of shares of Common Stock then held by such Major Investor (giving effect to the conversion or exercise into Common Stock of convertible or exercisable securities then held by such Major Investor that are then convertible or exercisable for shares of Common Stock without the payment of additional consideration) and the denominator of which is the total number of shares of Common Stock then outstanding (giving effect to the conversion or exercise into Common Stock of all outstanding convertible or exercisable securities that are then convertible or exercisable for shares of Common Stock without the payment of additional consideration).

     1.4 "By-laws" means the Company's Amended and Restated By-laws, as amended from time to time.

     1.5 "Certificate of Incorporation" means the Company's Amended and Restated Certificate of Incorporation, as amended from time to time.

     1.6 "Code" means the Internal Revenue Code of 1986, as amended.

     1.7 "Commission" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

     1.8 "Common Stock" means the common stock, $0.01 par value per share, of the Company.

     1.9 "Company" has the meaning ascribed to it in the introductory paragraph hereto.

     1.10 "Company Sale" means (a) a merger or consolidation in which (i) the Company is a constituent party, or (ii) a Subsidiary of the Company is a constituent party and either (x) the Company issues shares of its capital stock pursuant to such merger or consolidation, or (y) as a result of such merger or consolidation of a Subsidiary, the Company's ownership interest in the surviving entity is reduced, except any such merger or consolidation referred to in (a)(i) or (a)(ii) above involving the Company or a Subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least a majority of the voting power of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity provided, that, for purposes of the exceptions described in the foregoing clauses (1) and (2), the holders or former holders of the Company's Common Stock shall, as among themselves, own the capital stock of such surviving or resulting entity in approximately the same relative proportions as they owned the Company's Common Stock prior to such merger or consolidation; (b) the disposition by holders of the Company's then outstanding capital stock of at least a majority of the then outstanding equity voting power of the Company in a single or a series of related transactions; (c) the sale, lease or other


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disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions (except any such sale to a wholly-owned subsidiary of the Company unless such sale, lease or other disposition is followed by a subsequent disposition or transfer of at least a majority of the then outstanding equity voting power of the Company or such Subsidiary in a single or a series of related transactions); or (d) the disposition by exclusive license, sale, assignment or otherwise of all or substantially all or a significant portion of the intellectual property rights of the Company, except for non-exclusive licenses under such intellectual property rights in the ordinary course of business.

     1.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

     1.12 "Indemnified Party" means a party entitled to indemnification pursuant to Section 2.6.

     1.13 "Indemnifying Party" means a party obligated to provide indemnification pursuant to Section 2.6.

     1.14 "Initiating Holder" means any Common Stockholder initiating a request for registration pursuant to Section 2.1(a) or any Major Investor initiating a request for registration pursuant to Section 2.1(b), as the case may be.

     1.15 "Initial Public Offering" means the closing of the initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement under the Securities Act.

     1.16 "Major Investor" means any Common Stockholder who owns on the date of such determination greater than 1% of the then outstanding shares of Common Stock; provided that for purposes of determining whether a Common Stockholder is a Major Investor all shares of Common Stock held by any Affiliate of such Common Stockholder shall be deemed to be held by such Common Stockholder.

     1.17 "MPM" means, collectively, MPM Capital Advisors LLC, BB BioVentures LLP, MPM Asset Management Investors 1998 LLC, MPM BioVentures Parallel Fund, L.P. and Affiliates thereof, together with their respective successors and assigns.

     1.18 "Notice of Acceptance" means a written notice from a Common Stockholder to the Company containing the information specified in Section 3.1(b).

     1.19 "Offer" means a written notice of any proposed or intended issuance, sale or exchange of Offered Securities containing the information specified in
Section 3.1(a).

     1.20 "Offered Securities" means (i) any shares of Common Stock, (ii) any other equity securities of the Company, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company or (iv) any debt securities convertible into or exchangeable for capital stock of the Company.


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     1.21 "Prospectus" means the prospectus included in any Registration
Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

     1.22 "Plan of Recapitalization" has the meaning ascribed to it in the recitals hereto.

     1.23 "Refused Securities" means those Offered Securities as to which a Notice of Acceptance has not been given by the Common Stockholders pursuant to
Section 3.1.

     1.24 "Registration Expenses" means all expenses incurred by the Company in complying with the provisions of Section 2, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the fees and expenses of one counsel to represent all Selling Stockholders selected by holders of a majority of the Registrable Shares held by the Selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of any additional counsel to the Selling Stockholders'.

     1.25 "Registrable Shares" means (i) the Shares (as defined in Section 1.29) acquired by the Common Stockholders, (ii) any other shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities acquired by the Common Stockholders after the date hereof (other than Shares acquired in the public market pursuant to brokers' transactions after the Company's Initial Public Offering), and (iii) any other shares of Common Stock issued in respect of such shares or securities (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares (x) upon any sale of such shares pursuant to a Registration Statement or Rule 144 under the Securities Act or (y) upon any sale in any manner to a person or entity that is not entitled pursuant to Section 5 to the rights provided by this Agreement or
(z) as to any Shares held by any Common Stockholder, when the aggregate number of shares held by such Common Stockholder is less than 100,000 shares and such Shares are eligible for resale pursuant to Rule 144(k) under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of such Registrable Shares even if such conversion has not yet been effected.

     1.26 "Registration Statement" means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

     1.27 "Securities Act" means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.


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     1.28 "Selling Stockholder" means any Common Stockholder or Major Investor, as the case may be, and his, her or its successors or assigns owning Registrable Shares included in a Registration Statement.

     1.29 "Shares" means shares of Common Stock owned by the Common
Stockholders.

     1.30 "Stockholders Agreement" means the Stockholders' Agreement dated as of the date hereof by and among the Company and the Common Stockholders named therein.

     1.31 "Subsidiary" or "Subsidiaries" means any corporation, partnership, limited liability company, trust or other entity of which the Company directly or indirectly owns at the time (a) a majority of the outstanding shares of every class of voting equity securities of such corporation, partnership, limited liability company, trust or other entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

     1.32 "Undersubscription Amount" means, with respect to a Major Investor, any additional portion of the Offered Securities attributable to the Basic Amounts of other Major Investors as such Major Investor indicates it will purchase or acquire should the other Major Investors subscribe for less than their Basic Amounts.

                                    SECTION 2

                               REGISTRATION RIGHTS

     2.1 Required Registrations

          (a) At any time after 180 days following the Initial Public Offering, a Common Stockholder or Common Stockholders holding in the aggregate at least a majority of the Registrable Shares then outstanding may request, in writing, that the Company effect the registration on Form S-1 or, after the Company becomes eligible to use such form, Form S-2 (or any successor form) of Registrable Shares owned by such Common Stockholder or Common Stockholders. Except as provided in Section 2.1(c), the Company shall not register any additional shares of stock of the Company on a Registration Statement at the same time as a demand registration pursuant to this Section 2.1(a) without the prior written consent of the holders of at least a majority of the Registrable Shares to be included in the demand registration.

          (b) At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Major Investor or Major Investors holding, in the aggregate, not less than 1,000,000 Registrable Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof) may request, in writing, that the Company effect the registration on Form S-3 (or any successor form relating to secondary offerings).

          (c) Upon receipt of any request for registration pursuant to Section 2.1(a), the Company shall promptly give written notice of such proposed registration to all other Common Stockholders in accordance with Section 6.1. Upon receipt of any request for registration pursuant to Section 2(b), the Company shall promptly give written notice of such proposed


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registration to all other Major Investors in accordance with Section 6.1. Such
Common Stockholders or Major Investors, as applicable, shall have the right, by giving written notice, to the Company within 30 days after the Company provides its registration notice, to elect to have included in such registration the number of Registrable Shares as such Common Stockholders or Major Investors, as applicable, may request in such notice of election, subject in the case of an underwritten offering to the terms of Section 2.1(d). Thereupon, the Company shall, as expeditiously as possible, use its best commercial efforts to effect the registration on an appropriate Registration Statement of all Registrable Shares that the Company has been requested to so register; provided however, that in the case of a registration requested under Section 2.1(b), the Company will only be obligated to effect such registration on Form S-3 (or any successor form).

          (d) If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or (b), as the case may be, and the Company shall include such information in its written notice referred to in Section 2.l(c). In such event, (i) the right of any other Common Stockholder to include its Registrable Shares in such registration pursuant to Section 2.l(a) and the right of any other Major Investor to include its Registrable Shares in such registration pursuant to
Section 2.l(b), as the case may be, shall be conditioned upon such other Common Stockholder's or Major Investor's participation in such underwriting on the terms set forth herein, and (ii) all Common Stockholders or Major Investors, as applicable, including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters managing the offering. The Initiating Holders shall have the right to select the managing underwriter(s) for any underwritten offering requested pursuant to Section 2.l(a) or (b), subject to the approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed. If any Common Stockholder or Major Investor, as applicable, who has requested inclusion of its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such person may elect, by written notice to the Company, to withdraw its Registrable Shares from such registration and underwriting. In an underwritten offering, if the managing underwriter advises the Company in writing that market factors require a limitation on the number of shares to be underwritten, the number of Registrable Shares to be included in the Registration Statement and underwriting shall be allocated among all Common Stockholders or Major Investors, as applicable, requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares held by them on the date of the request for registration made by the Initiating Holders pursuant to Section 2.1(a) or (b), as the case may be. If any Common Stockholder or Major Investor, as applicable, would thus be entitled to include more Registrable Shares than such Common Stockholder or Major Investor requested to be registered, the excess shall be allocated among other requesting Common Stockholders or Major Investors, as applicable, pro rata in the manner described in the preceding sentence.

          (e) The Company shall not be required to effect more than two (2) registrations requested by the Common Stockholders pursuant to paragraph (a) above. In addition, the Company shall not be required to effect any registration (other than on Form S-3 or any successor form) within one hundred twenty (120) days after the effective date of any other Registration Statement of the Company or within one hundred eighty (180) days after the effective date of the Registration Statement for the Initial Public Offering of the Company's


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Common Stock. For purposes of this Section 2.1(e), a Registration Statement shall not be counted (i) until such time as such Registration Statement has been declared effective by the Commission (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning a materially adverse change in the business, properties, assets or condition (financial or otherwise) of the Company which is made known to the Common Stockholders after the date on which such registration was requested) and elect not to pay the Registration Expenses therefor pursuant to Section 2.5) or
(ii) if (A) less than sixty percent (60%) of the total number of Registrable Shares that Common Stockholders have requested to be included in such Registration Statement are sold (in the case of a Registration Statement for an underwritten offering) or included in such Registration Statement at the time it is declared effective (in the case of a Registration Statement for an "at the market" secondary offering or a shelf registration) or (B) the Company or any other person registers additional shares of stock of the Company on a Registration Statement at the same time as a demand registration pursuant to this Section 2.1, except (x) as required by Section 2.1(c) or (y) a Registration Statement on Form S-8, Form S-4, or any similar or successor form.

          (f) If at the time of any request to register Registrable Shares pursuant to this Section 2.1 the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of ninety (90) days from the effective date of such request, provided that such right to delay a request may not be exercised by the Company more than once in any twelve month period, and the Company shall thereafter promptly file a Registration Statement and cause such Registration Statement to become effective as soon as possible after filing.

     2.2 Incidental Registration

          (a) Whenever the Company proposes to file a Registration Statement for the public offer and sale of the Company's equity securities (including pursuant to Section 2.l(a), to the extent required or permitted by Section 2.1(c), but excluding a Registration Statement for the Company's Initial Public Offering and a Registration Statement on Form S-4, S-8 or any similar or successor form) at any time and from time to time, it will, prior to such filing, give written notice to all Major Investors of its intention to do so, which notice shall set forth the manner of distribution of the equity securities to be offered and sold pursuant to such Registration Statement. Upon the written request of a Major Investor or Major Investors given within thirty (30) days after the Company provides such notice, the Company shall use its best commercial efforts to cause all Registrable Shares which the Company has been requested by such Major Investor or Major Investors to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the Company's notice to such Major Investor or Major Investors; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Major Investor.

          (b) If the registration for which the Company gives notice pursuant to
Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Major Investors as a part of their written notice made pursuant to Section 2.2(a). In such event,


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(i) the right of any Major Investor to include his, her or its Registrable
Shares in such registration pursuant to Section 2.2 shall be conditioned upon such Major Investor's participation in such underwriting on the terms set forth herein, and (ii) all Major Investors including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected for the underwriting by the Company. If any Major Investor who has requested inclusion of his, her or its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such Major Investor may elect, by written notice to the Company, to withdraw his, her or its Registrable Shares from such Registration Statement and underwriting. If the managing underwriter advises the Company in writing that market factors require a limitation on the number of shares to be underwritten, all of the shares held by holders other than the Major Investors, including any officers, directors or employees of the Company, shall first be excluded from such Registration Statement and underwriting to the extent deemed advisable by the managing underwriter, and, if further reduction of the number of shares is required, the number of shares that may be included in the Registration Statement and underwriting shall be allocated among all Major Investors requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares held by them on the date the Company gives the notice specified in Section 2.2(a); provided that, except for a Registration Statement for the Company's Initial Public Offering, the number of Registrable Shares permitted to be included therein shall in no event be less than 25% of the total number of shares of Common Stock included in such underwriting. If any Common Stockholder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting Common Stockholders pro rata in the manner described in the preceding sentence.

     2.3 Aggregation. For purposes of this Section 2, the Affiliates of any Common Stockholder that is a partnership, corporation or limited liability company, shall be deemed to be a single "Common Stockholder."

     2.4 Registration Procedures.

          (a) If and whenever the Company is required by the provisions of this Agreement to use its best commercial efforts to effect the registration of any Registrable Shares under the Securities Act, the Company shall, as expeditiously as possible:

               (i) prepare and file with the Commission a Registration Statement with respect to such Registrable Shares and use its best commercial efforts to cause that Registration Statement to become effective as soon as possible and to keep the Registration Statement effective for up to twelve (12) months from the effective date or such lesser period until all such Registrable Shares are sold; provided however, that such twelve-month period shall be extended for a period of time equal to the period the Selling Stockholders refrain from selling any securities of the Company included in such registration at the request of an underwriter of the Company's Common Stock or as required pursuant to Section 2.4(b) and (c);

               (ii) prepare and file with the Commission any amendments and supplements to the Registration Statement and the Prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof);


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               (iii) furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder;

               (iv) register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Stockholder; provided however, that the Company shall not be required in connection with this subsection (iv) to qualify as a foreign corporation or execute or file a general consent to service of process in any jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

               (v) cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

               (vi) provide a transfer agent and registrar for all such Registrable Shares and a CUSIP number not later than the effective date of such Registration Statement;

               (vii) make available for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected as counsel to all the Selling Stockholders in connection with their required due diligence examination of the Company, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such Selling Stockholder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

               (viii) notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

               (ix) following the effectiveness of such Registration Statement, notify each Selling Stockholder of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus;

               (x) notify each Selling Stockholder of Registrable Shares covered by such Registration Statement upon the occurrence of any event as a result of which the Prospectus included in a Registration Statement, as then in effect, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and prepare, file and furnish to each such Selling Stockholder a reasonable number of copies of a supplement or


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an amendment to such Prospectus as may be necessary so that such Prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

               (xi) use its best commercial efforts to prevent the issuance of any stop order or other order suspending the effectiveness of a Registration Statement covering Registrable Shares and, if such an order is issued, to obtain the withdrawal thereof at the earliest possible time and to notify the Selling Stockholders of the issuance of such order and the resolution thereof; and

               (xii) at the request of any Selling Stockholder at any time after any Registrable Shares held by such Selling Stockholder become eligible for resale pursuant to Rule 144(k) under the Securities Act, deliver a letter to the Company's transfer agent irrevocably instructing the transfer agent to remove any securities law legend from any certificate representing such Registrable Shares which have become eligible for sale pursuant to Rule 144(k), which instructions shall be irrevocable unless and until such Selling Stockholder informs the Company or the Company otherwise reasonably determines that such Selling Stockholder is an "affiliate" (as defined in Rule 144 under the Securities Act,

          (b) If the Company has delivered a Prospectus to the Selling Stockholders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares.

          (c) In the event that, in the reasonable judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this
Section 2.4(c) to suspend sales of Registrable Shares for a period in excess of 30 calendar days consecutively or 60 calendar days in the aggregate in any 365-day period.

     2.5 Allocation of Expenses. The Company shall pay all Registration Expenses of all registrations under this Agreement; provided however, that if a registration under Section 2.1(a) is withdrawn at the request of the Initiating Holders holding a majority of the shares requested by such Initiating Holders to be so registered and if such Initiating Holders elect not to have such


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

registration counted as a registration requested under Section 2.1(a), the Selling Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration; provided further however, that if at the time of such withdrawal, the Initiating Holders have either (i) learned information concerning the business, properties, assets or condition (financial or otherwise) of the Company which is made known to the Selling Stockholders after the date on which such registration was requested and such information is reasonably likely to have a material adverse effect on the market for the Common Stock, or (ii) been informed by the underwriters of such registration that more than 25% of the Registrable Shares requested for registration shall not be included therein due to market factors, and in either such case the Initiating Holders have withdrawn the request with reasonable promptness following such disclosure, then the Selling Stockholders shall not be required to pay the Registration Expenses and shall retain all of their rights, including their demand and incidental registration rights pursuant to Sections 2.1 and 2.2.

     2.6 Indemnification and Contribution.

          (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Stockholder, each underwriter of such Registrable Shares, and each other person, if any, who controls such Selling Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Selling Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the Registration Statement or the offering contemplated thereby; and the Company will reimburse such Selling Stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Selling Stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information relating to such Selling Stockholder, underwriter or controlling person that is furnished to the Company, in writing, by or on behalf of such Selling Stockholder, underwriter or controlling person specifically for use in the preparation thereof.

          (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case if and to the extent (and only to the extent) that the statement or omission was made solely in reliance upon and in conformity with information relating to such Selling Stockholder furnished in writing to the Company by or on behalf of such Selling Stockholder specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided however, that the obligations of each such Selling Stockholder hereunder shall be limited to an amount equal to the net proceeds received by such Selling Stockholder from the sale of Registrable Shares sold in connection with such registration.

          (c) Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed); and, provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 2.6 except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further, that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party shall also be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

          (d) An underwriter shall not be entitled to indemnification pursuant to this Section 2.6 in the event that it fails to deliver to any Selling Stockholder any preliminary or final or revised Prospectus, as required by the rules and regulations of the Commission.

          (e) In order to provide for just and equitable contribution to joint liability under the Securities Act in circumstances in which the indemnification provided for in this Section 2.6 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of losses, claims, damages or liabilities to which such party may be subject in such proportions as is appropriate to reflect the relative fault of the Company on the one hand and the Selling Stockholders on the other in connection with the statements, omissions or violations which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Selling Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the Selling Stockholders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.6(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 2.6(e),(i) in no case shall any one Selling Stockholder be liable or responsible for any amount in excess of the net proceeds received by such Selling Stockholder from the offering of Registrable Shares and (ii) the Company shall be liable and responsible for at least any amount in excess of such proceeds; provided however that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.6(e), notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section 2.6(e). No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

          (f) The rights and obligations of the Company and the Selling Stockholders under this Section 2.6 shall survive the termination of this Agreement.

     2.7 Other Matters with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1, the Company agrees to (a) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by the Company, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering;
(b) use its best efforts to cause its legal counsel to render customary opinions to the underwriters with respect to the Registration Statement; and (c) use its best efforts to cause its independent public accounting firm to issue customary "cold comfort letters" to the underwriters with respect to the Registration Statement.

     2.8 Information by Holder. Each Selling Stockholder shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

     2.9 Limitations on Subsequent Registration Rights. Except with respect to assignees as contemplated by Section 5 hereof, the Company shall not, without the prior written consent of Common Stockholders holding at least a majority of the Registrable Shares, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include securities of the Company in any Registration Statement.

     2.10 Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement or (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, the Company agrees to:

          (a) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company;

          (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

          (c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy, which may be delivered in electronic form or by providing a URL address for a location at which such electronic copy may be obtained, of the most recent annual or quarterly report of the Company, and
(iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

     2.11 Company Sale. The Company shall not, directly or indirectly, enter into any Company Sale in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such Company Sale, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to "Registrable Shares" shall be deemed to be references to the securities which the Common Stockholders would be entitled to receive in exchange for Registrable Shares under any such Company Sale; provided however, that the provisions of this
Section 2.11 shall not apply in the event of any Company Sale in which the Company is not the surviving corporation if all Common Stockholders are entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the Securities Act, or
(iii) securities of the acquiring corporation which the acquiring corporation has agreed to register within 90 days of completion of the transaction for resale to the public pursuant to the Securities Act.

     2.12 Termination. All of the Company's obligations to register Registrable Shares under this Agreement shall terminate on the earlier of (i) the seventh anniversary of the consummation of the Initial Public Offering or, (ii) the date on which the number of outstanding Registrable Shares is 2,000,000 or less, or
(iii) with respect to specific shares of Common Stock, when such shares cease to be Registrable Shares.

                                    SECTION 3

                              PARTICIPATION RIGHTS

     3.1 Participation Rights.

          (a) The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Offered Securities (excluding securities described in Section 3.1(h)), unless in each such case the Company shall have first complied with this Section 3.1. The Company shall deliver to each Major Investor an Offer, which shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (iv) offer to issue and sell to or exchange with such Major Investor (A) such Major Investor's Basic Amount, and
(B) such Major Investor's Undersubscription Amount. Each Major Investor shall have the right, for a period of thirty (30) days following delivery of the Offer, to purchase or acquire, at a price and upon the other terms specified in the Offer, up to such Major Investor's Basic Amount of the Offered Securities described above. The Offer by its terms shall remain open and irrevocable for such 30-day period.

          (b) To accept an Offer, in whole or in part, a Major Investor must deliver a Notice of Acceptance to the Company prior to the end of the 30-day period of the Offer, setting forth the portion of the Major Investor's Basic Amount that such Major Investor elects to purchase and, if such Major Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Major Investor elects to purchase. If the Basic Amounts subscribed for by all Major Investors are less than the total of all Basic Amounts available for purchase, then each Major Investor who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided however, that should the Undersubscription Amounts subscribed for exceed the Available Undersubscription Amount, each Major Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Major Investor bears to the total Undersubscription Amounts subscribed for by all Major Investors, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

          (c) The Company shall have 90 days from the expiration of the 30-day period set forth in Section 3.l(a) above to issue, sell or exchange all or any part of the Refused Securities, but only to the offerees or purchasers described in the Offer and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable, in the aggregate, to the Company than those set forth in the Offer.

          (d) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 3.l(c) above), then each Major Investor may, at his, her or its sole option and in his, her or its sole discretion, reduce the number or amount of the Offered Securities specified in his, her or its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Major Investor elected to purchase pursuant to Section 3.1(b) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Major Investors pursuant to Section 3.1(b) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Major Investor so elects to reduce the number or amount of Offered Securities specified in his, her or its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Major Investors in accordance with Section 3.l(a) above.

          (e) Upon the closing of the issuance, sale or exchange of all of the Refused Securities or less than all, in accordance with Section 3.l(d), of the Refused Securities, the Major Investors shall acquire from the Company, and the Company shall issue to the Major Investors, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to
Section 3.1 (d) above if the Major Investors have so elected, upon the terms and conditions specified in the Offer.

          (f) The purchase by the Major Investors of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Major Investors of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Major Investors and their respective counsel.

          (g) Any Offered Securities not acquired by the Major Investors or other persons in accordance with Section 3.l(c) above may not be issued, sold or exchanged until they are again offered to the Major Investors under the procedures specified in this Agreement.

          (h) The rights of the Major Investors under this Section 3 shall not apply to:

               (i) securities issuable upon conversion or exchange of any convertible securities or exercise of any options or warrants outstanding on the date of this Agreement as reflected on Schedule 3.3 to the Plan of Recapitalization;

               (ii) shares of Common Stock issued or deemed issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

               (iii) up to an aggregate of 3,275,636 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof) of Common Stock (or options or other rights with respect thereto, including shares of Common Stock issuable upon exercise thereof), issued to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by a majority of the members of the Board of Directors of the Corporation;

               (iv) up to an aggregate of 3,000,000 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof) of Common Stock issued by the Company in connection with acquisitions of businesses, intellectual property rights or other assets (whether by merger or otherwise), corporate partnering transactions, collaborations, strategic alliances, equipment leasing arrangements, bank financings or borrowings by the Company, or for investment banking or other services rendered to the Company.

               (v) shares of Common Stock offered pursuant to the Company's Initial Public Offering.

     3.2 Termination. This Section 3 shall terminate upon the earlier of the closing of a Company Sale or the consummation of the Initial Public Offering.

                                    SECTION 4

                            COVENANTS OF THE COMPANY

     4.1 Affirmative Covenants. So long as any Shares are outstanding, the Company covenants and agrees that, subject to waiver or amendment in accordance with Section 6.4 below, it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

          (a) Payment of Taxes. The Company and each Subsidiary will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become overdue; provided, however, that the Company or any Subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy, or claim so long as the validity thereof is being contested by the Company or any Subsidiary in good faith and, if required, by appropriate proceedings if the Company or Subsidiary shall have set aside on its books sufficient reserves, if any, with respect thereto or where the failure to so pay would not have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Company or its Subsidiaries. All transfer, excise or other taxes payable by the Company to any jurisdiction (in the United States and outside of the United States) by reason of the sale or issuance of the Shares (except for such taxes payable by reason of any subsequent transfer of the Shares) shall be paid or provided for by the Company. All United States federal and state, and all other jurisdictions, income tax returns of the Company or any Subsidiary for any period shall be prepared and signed by an independent accounting firm of established national reputation selected by the Company. The preparation of such returns shall be at the Company's expense.

          (b) Maintenance of Insurance. Within 90 days from the date hereof, the Company and each Subsidiary shall maintain, or shall cause to be maintained, (i) valid policies of workers' compensation insurance as required by law, product liability insurance and other insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks, (ii) term life insurance policies on the lives of such officers of the Company as determined by the Board of Directors, each such policy with a face amount acceptable to the Board of Directors in its sole discretion and naming the Company as beneficiary and (iii) director's and officer's liability insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates. The Company will not cause or permit any assignment of the proceeds of such life insurance policies and will not borrow against such policies. The Company will add BB BioVentures L.P. or its designee(s) as notice party to such policies and will request that the issuer(s) of such policies provide such designee with at least ten (10) days' notice before any such policy is terminated (for failure to pay premiums or otherwise) or assigned, or before any change is made in the designation of a beneficiary thereof. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether in the Company's bylaws, Company's certificate of incorporation, or elsewhere, as the case may be, and to continue such indemnification for a period of at least five (5) years following the closing of any such merger or sale.

          (c) Conduct of Business: Preservation of Corporate Existence and Intellectual Property Rights. The Company and each Subsidiary shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation (other than the corporate existence, rights, franchises and privileges of any non-operating Subsidiary or other Subsidiary the termination of dissolution of which would not materially adversely affect the business, properties, assets or conditions of the Company and its other Subsidiaries, taken as a whole), and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which (i) such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties or (ii) the failure to so qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Company or its Subsidiaries. The Company and each Subsidiary will continue to engage principally in the businesses they conduct as of the date hereof. The Company shall, and shall cause each Subsidiary to, secure, preserve and maintain all Intellectual Property Rights (as defined in the Plan of Recapitalization) owned or possessed by it, except where the failure to so secure, preserve and maintain such Intellectual Property Rights would not have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Company or its Subsidiaries.

          (d) Current Obligations. The Company and each Subsidiary shall pay, when due, or in conformity with customary trade terms but not later than 90 days from the due date, all lease obligations, all trade debt, and all other indebtedness incident to the operations of the Company or its Subsidiaries, except such as are being contested in good faith and by proper proceedings if the Company or Subsidiary shall have set aside on its books sufficient reserves, if any, with respect thereto or where the failure to so pay would not have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Company or its Subsidiaries. The Company and each Subsidiary will pay and discharge all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof.

          (e) Maintenance of Properties. The Company and each Subsidiary shall maintain and preserve all of its tangible properties and assets necessary or useful for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder, and except where the failure to so preserve, maintain or repair such property or comply with such leases would not have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Company and any Subsidiary.

          (f) Inspection Rights. The Company shall, at any time during normal business hours and upon reasonable prior notice to the Company, permit any Major Investor who is not a competitor of the Company (as determined in good faith by the Company's Board of Directors) or the designated representative or agent of such Major Investor, to (i) visit and inspect the premises and any of the properties of the Company and any Subsidiary, including its records and books of account (and make copies thereof and take extracts therefrom), and (ii) discuss the affairs, finances and accounts of the Company and any Subsidiary with its officers, directors, employees and accountants, all at the expense of such Major Investor; provided, that, the Company shall not be obligated under this Section 4.l(f) with respect to information that the Board of Directors determines in good faith is confidential and should not be disclosed.

          (g) Compliance with Laws. The Company and each Subsidiary shall comply in all material respects with all applicable laws, rules, regulations, requirements and orders of the United States or any applicable foreign jurisdiction, including of the Food and Drug Administration or similar foreign governmental authority, in the conduct of its business including, without limitation, all labor, employment, wage and hour, health and safety, environmental, health insurance, health information security, privacy, data protection and data transfer laws, and shall adopt and monitor policies and procedures designed to comply with all such applicable laws, rules, regulations and orders, except where noncompliance would not have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Company and any Subsidiary.

          (h) Material Changes, Litigation and FDA Notices. The Company will promptly notify in writing the Board of Directors of any material adverse change in the business, properties, assets or condition (financial or otherwise) of the Company or any Subsidiary and of any litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary or against any officer, director, any person in charge of a principal business function or any other individual designated by the Board of Directors as a key employee of the Company or any Subsidiary, materially adversely affecting or which, if adversely determined, would materially adversely affect its present or proposed business, properties, assets or condition (financial or otherwise) taken as a whole. The Company will also promptly notify each Major Investor of any facts which, if such facts had existed as of the date hereof, would have constituted a material breach of any representation or warranty contained in the Plan of Recapitalization and have had or would reasonably be excepted to have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Company or its Subsidiaries. The Company will also promptly provide to the Board of Directors written notice and copies of any material notices or correspondence from the Food and Drug Administration or any foreign regulatory equivalent. The Company shall not be obligated to provide any information to a Major Investor under this Section 4.l(h) if (i) an employee of such Major Investor serving as a director or observer on the Company's Board of Directors shall have received such information in connection with his or her service on such Board of Directors, (ii) the disclosure of such information, based on the advice of Company counsel, would materially adversely affect the attorney-client privilege between the Company and its counsel, or (iii) the Board of Directors determines in good faith that such information is confidential and should not be disclosed.

          (i) Non-Disclosure and Proprietary Rights and Assignment Agreement. The Company will cause each person now or hereafter employed by the Company or any Subsidiary (whether as an employee or as a consultant) who receives or has access to confidential information of the Company or who participates in the creation of Company Intellectual Property (as defined in the Plan of Recapitalization) to enter into an agreement covering non-disclosure and assignment of proprietary rights substantially in the form attached hereto as Exhibit B.

          (j) Meetings of Directors and Committees of the Board. The Company shall hold meetings of the Company's Board of Directors not less than six (6) times per year unless otherwise determined by a majority of the members of the Board of Directors of the Company, but in any event not less than on a quarterly basis.

          (k) Keeping of Records and Books of Account. The Company and each Subsidiary shall keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and any Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          (l) Compliance with ERISA. The Company and each Subsidiary shall comply with all minimum funding requirements applicable to any pension, employee benefit plans or employee contribution plans which are subject to ERISA or to the Code and shall comply, in all other material respects, with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any Subsidiary will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in
Section 4068 of ERISA to attach to the assets of the Company or any Subsidiary.

          (m) Vesting of Stock. Unless otherwise approved by a majority of the members of the Board of Directors of the Company or a duly appointed committee thereof, all stock options, shares of restricted stock, stock appreciation rights and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers pursuant to a stock purchase or option plan or other employee stock incentive program shall be subject to a minimum vesting schedule of at least four years, with 25% of the shares subject thereto vesting one year after the date of the issuance or grant of such shares, and the balance of such shares vesting no more frequently than monthly for the three years thereafter, and shall provide for termination of vesting upon cessation of employment. With respect to any shares of stock purchased by any such person, the Company shall have a right of first refusal on any transfer of such shares with certain exceptions as provided in the Stockholders' Agreement. With respect to any shares of stock that are subject to vesting, the Company shall have a repurchase option at cost on any unvested portion of such securities in the event of cessation of employment or provision of services.

          (n) Stockholders' Agreement. If any person receives any Common Stock (including without limitation receipt of Common Stock upon exercise of options or settlement of stock appreciation rights), the Company shall cause each such person to execute and deliver the applicable Instrument of Accession attached to the Stockholders' Agreement.

          (o) Integration. The Company will not offer, sell or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that will be integrated with the sale of the Shares in a manner that would require the registration of any of the Shares under the Securities Act.

     4.2 Negative Covenants. The Company covenants and agrees that, in addition to any other vote required by law or the Company's Certificate of Incorporation or By-laws, without the prior approval of a majority of the Board of Directors of the Company, the Company shall not after the date of this Agreement, and the Company shall not permit any Subsidiary (at such time as one exists) to:

          (a) make any capital expenditures with respect to a single item, asset or project in excess of $75,000, except for expenses contained in the Company's annual budget as approved by the Board of Directors;

          (b) create, incur or assume any indebtedness for borrowed money in excess of $75,000, other than trade credit in the ordinary course of business;

          (c) make any loans to any other entity or person or guarantee, directly or indirectly, any indebtedness or obligations of any other entity or person, other than loans to employees of the Company not exceeding $3,000 in principle amount with respect to any such employee;

          (d) hire or make offers to hire any key employees of the Company, including, a Chief Executive Officer, a Chief Financial Officer and any other key officer;

          (e) take any action which creates or commits the Company to enter into a material acquisition, joint venture, licensing or collaboration agreement, or exclusive marketing or other distribution agreement with respect to the Company's products or services, other than the ordinary course of business;

          (f) authorize, offer, sell, issue or obligate itself to issue any debt, equity or convertible securities of the Company; and

          (g) take any action that results in a material change in the Company's line of business, as currently conducted and proposed to be conducted as of the date of this Agreement.

     4.3 Financial Statements and Other Information The Company will deliver the following documents to each Major Investor:

          (a) as soon as practicable, but in any event within one hundred twenty
(120) days after the end of each fiscal year of the Company, audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such year, together with consolidated statements of income and retained earnings, statements of cash flows and summaries of bookings and backlogs of the Company and its Subsidiaries for such year, prepared in accordance with generally accepted accounting principles, audited by certified independent public accountants of established national reputation selected by the Company, together with the accountant's management letter regarding the adequacy of the audit, a capitalization table updated as of such fiscal year end and a report from the Chief Executive Officer or Chief Financial Officer discussing comparisons to forecasted annual budgets and to corresponding periods from prior fiscal years, all in reasonable detail;

          (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Company in each year, unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarter, together with consolidated statements of income and retained earnings and statements of cash flows and summaries of bookings and backlogs of the Company and its Subsidiaries for such period and for the current fiscal year to date, and a report from the Chief Executive Officer or Chief Financial Officer discussing comparisons to forecasted quarterly budgets and comparisons to corresponding periods from prior fiscal years, all in reasonable detail;

          (c) as soon as practicable, but in any event within twenty (20) days after the end of each month, balance sheets of the Company and its Subsidiaries as at the end of such month, together with separate statements of income and retained earnings, statements of cash flows and summaries of bookings and backlogs of the Company and its Subsidiaries for such month and for the current fiscal year to date, and a report from the Chief Executive Officer or Chief Financial Officer discussing comparisons to forecasted monthly budgets and comparisons to corresponding periods from prior years, all in reasonable detail; and

          (d) promptly after the end of each of the fiscal quarters of the Company in each year, a capitalization table of the Company as of the end of such quarter, duly certified by the Chief Financial Officer of the Company; and

          (e) not later than 15 days prior to the end of each fiscal year, a comprehensive operating budget approved by the Board of Directors and prepared on a monthly basis for each upcoming fiscal year, including operating expenses and revenues, cash flow projections, capital expenditures and statement of cash position for such fiscal quarter (collectively, the "Operating plan"), and any material revisions to the Operating Plan, promptly after preparation thereof.

     The financial statements delivered pursuant to clauses (b) and (c) shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer of the Company stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise noted therein and subject to physical inventory and other customary year end audit adjustments) and fairly present the financial condition of the Company at the date thereof and for the periods covered thereby.

     In addition to the information listed above, the Company shall promptly provide to each Major Investor other information and materials reasonably requested, including, without limitation, reports of adverse developments, management letters, communications with stockholders or directors, press releases and registration statements; provided that the Company shall have the right to refuse to provide such information if (i) the Company determines that a conflict of interest exists between the Company and the requesting Major Investor; (ii) the release of such information would cause a violation of any duties of confidentiality to a third party; or (iii) the disclosure would result in the waiver of the Company's attorney client privilege.

     4.4 Aggregation. For purposes of calculating percentage thresholds under this Section 4, the Affiliates of any Common Stockholder that is a partnership, corporation or limited liability company, shall be deemed to be a single "Common Stockholder."

     4.5 Termination of Covenants. This Section 4 shall terminate upon the earlier of (a) the closing of a Company Sale, or (b) the consummation of an Initial Public Offering.

                                    SECTION 5

            TRANSFERS OF RIGHTS; AGREEMENT OF THE COMMON STOCKHOLDERS

     5.1 Transfers of Shares. The rights and obligations of each Common Stockholder hereunder may be assigned by such Common Stockholder to any person or entity to which Registrable Shares are transferred by such Common Stockholder in compliance with the requirements of the Stockholders Agreement, and for purposes of this Agreement such transferee shall be deemed a "Common Stockholder", provided that the assignment of rights shall be contingent upon the transferee providing written instrument to the Company notifying the Company of such transfer and agreeing in writing to be bound by all terms and conditions set forth in this Agreement. This Agreement may not be assigned by the Company.

                                    SECTION 6

                                  MISCELLANEOUS

     6.1 Notices. Any notice, demand, request or delivery required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally or when sent by facsimile transmission and confirmed by telephone or electronic transmission report (with a hard copy to follow by mail), (ii) on the next business day after timely delivery to a generally recognized receipted overnight courier (such as FedEx) and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the party at such party's address as set forth below or as subsequently modified by written notice delivered as provided herein, as follows:

          (i) if to the Company, to:

              Omrix Biopharmaceuticals S.A.
              Attn: President
              Chaussee de Waterloo, 200
              B-1640 Rhode St Genese
              Telephone: +32 2 3599123
              Facsimile: +32 2 3599149

or at such other address or addresses as may have been furnished in writing by the Company to a Common Stockholder, with a copy to:

              Charles F. Niemeth, Esq.
              O'Melveny & Myers LLP
              Times Square Tower
              7 Times Square
              New York, NY 10036
              Telephone: (212) 326-2000
              Facsimile: (212) 326-2061

          (ii) if to a Common Stockholder, at the address as set forth on Exhibit A hereto or at such other address as such party may designate by prior written notice to the other parties hereto;

          (iii) if to MPM, at its address set forth on Exhibit A, with a copy to:

               James T. Barrett, Esq.
               Palmer & Dodge LLP
               111 Huntington Avenue
               Boston, Massachusetts 02199
               Telephone: (617) 239-0100
               Facsimile: (617) 227-4420

     6.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, permitted assigns, heirs, executors and administrators of the parties hereto.

     6.3 Entire Agreement. This Agreement, the Plan of Recapitalization and the Stockholders' Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to such subject matter.

     6.4 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least sixty-two percent (62%) of the Registrable Shares; provided that, this Agreement may be amended, or the observance of any term of this Agreement may be waived, with the written consent of the holders of less than all Registrable Shares only in a manner which affects all Registrable Shares in the same fashion, and any amendment or waiver that adversely affects any holder of Registrable Shares in a manner different than other holders of Registrable Shares shall require the written consent of such holder. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

     6.5 Confidentiality. Each Common Stockholder shall keep confidential and shall not disclose, divulge, use or otherwise take advantage of (except as contemplated hereunder) any confidential, proprietary or secret information that it may obtain from the Company or any Subsidiary pursuant to financial statements, reports and other materials and information transmitted by such entities to such Common Stockholder pursuant to this Agreement or the Plan of Recapitalization, or pursuant to any visitation, observation or inspection rights granted hereunder, unless such information (i) was a matter of public knowledge prior to the time of its disclosure by the Company to such Common Stockholder; (ii) became a matter of public knowledge after the time of its disclosure by the Company to such Common Stockholder through means other than an unauthorized disclosure resulting from an act or omission by such Common Stockholder; (iii) was independently developed or discovered by the Common Stockholder without reference to information provided by the Company; (iv) was or becomes available to such Common Stockholder on a non-confidential basis from a third party, provided that such third party is not bound by an obligation of confidentiality to the Company with respect to such confidential information; or
(v) is required to be disclosed to comply with applicable laws or regulations, or with a valid order of a court or other governmental body of the United States or any political subdivisions thereof, provided such Common Stockholder (a) notifies the Company of such required disclosure and, if practical, permits the Company to contest such disclosure by appropriate proceedings and/or to obtain a protective order with respect to the information to be disclosed, and (b) takes all reasonable actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure. Notwithstanding the foregoing, each Common Stockholder may disclose such information (a) to its Affiliates, which parties shall remain bound by this confidentiality provision;
(b) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company and who shall be advised of the confidential nature of such information; or (c) to any prospective purchaser of any Company securities from such Common Stockholder as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section, except that such Common Stockholder may disclose such confidential information for the purpose of evaluating its investment in the Company to an Affiliate of such Common Stockholder only if such Affiliate is advised of the confidentiality provisions of this Agreement.

     6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     6.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     6.8 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Common Stockholder shall be entitled to seek specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

     6.9 Titles and Subtitles. The titles of sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     6.10 Governing Law. Except to the extent that any provision of this Agreement is contrary to any mandatory provision of the Delaware General Corporation Law (in which case such mandatory statutory provision shall apply), this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the laws of the United States applicable therein (without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction) and shall be treated in all respects as a Massachusetts contract.

                  [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

                                        COMPANY:

                                        OMRIX BIOPHARMACEUTICALS, INC.


                                        By: /s/ Robert Taub
                                            ------------------------------------


                                        COMMON STOCKHOLDERS:

                                        JOHNSON & JOHNSON
                                        DEVELOPMENT CORPORATION


                                        By: /s/ Zeer Zehavi
                                            ------------------------------------
                                        Name: Zeer Zehavi
                                        Title: Vice President


                                        /s/ Robert Taub
                                        ----------------------------------------
                                        Robert Taub


                                        MINV S.A.


                                        By: /s/ Robert Taub
                                            ------------------------------------
                                        Name: Robert Taub
                                        Title: Chief Executive Officer


                                        TINV S.A.


                                        By: /s/ Robert Taub
                                            ------------------------------------
                                        Name: Robert Taub
                                        Title: Chief Executive Officer


                                        /s/ Andrew D. Smith
                                        ----------------------------------------
                                        Andrew D. Smith


                                        /s/ Stephen Guth
                                        ----------------------------------------
                                        Stephen Guth


                                        /s/ Oded Liberman
                                        ----------------------------------------
                                        Oded Liberman

                   Signature Page to Investor Rights Agreement

                                        /s/ Israel Nur
                                        ----------------------------------------
                                        Israel Nur


                                        /s/ Beatrice Rigaud
                                        ----------------------------------------
                                        Beatrice Rigaud


                                        BB BIOVENTURES L.P.

                                        By: BAB BIOVENTURES L.P.,
                                            its General Partner

                                        by: BAB BIOVENTURES N.V., its
                                        General Partner


                                        By: /s/ Ansbert Gadicke
                                            ------------------------------------
                                        Name: Ansbert Gadicke
                                        Title: Managing Director


                                        MPM ASSET MANAGEMENT INVESTORS
                                        1998 LLC


                                        By: /s/ Ansbert Gadicke
                                            ------------------------------------
                                        Name: Ansbert Gadicke
                                        Title: Manager


                                        MPM BIOVENTURES PARALLEL FUND, L.P.

                                        By: MPM BIOVENTURES I L.P., its General
                                        Partner

                                        By: MPM BIOVENTURES LLC, its General
                                        Partner


                                        By: /s/ Ansbert Gadicke
                                            ------------------------------------
                                        Name: Ansbert Gadicke
                                        Title: Manager

                                        VAN MOER, SANTERRE LUXEMBOURG SA


                                        By: /s/ Authorized Officer
                                            ------------------------------------
                                        Name: Authorized Officer
                                        Title: Authorized Officer

                    Signature Page to Investor Rights Agreement

                                        QUEST FOR GROWTH NV


Rene Avonts                             By: /s/ Rene Avonts
on behalf of                                ------------------------------------
Quest Management NV                     Name: Rene Avonts
Managing Director                       Title: on behalf of Quest Management NV
Quest for Growth NV                            Managing Director Quest for
                                               Growth NV

                                        /s/ Jos B. Peeters
                                        Jos B. Peeters
                                        Chairman


                                        CAPRICORN VENTURE FUND NV


                                        By: /s/ Dr. Jos B. Peeters
                                            ------------------------------------
                                        Name: Dr. Jos B. Peeters
                                        Title: Managing Director on behalf of
                                               Capricorn Venture Partners n.v.
                                               Managing Director

                                        BARING CAPRICORN VENTURES LTD.


                                        By: /s/ Peter L. Gillson
                                            ------------------------------------
                                        Name: Peter L. Gillson
                                        Title: Director


                                        CAPRICORN VENTURE PARTNERS NV


                                        By: /s/ Dr. Jos B. Peeters
                                            ------------------------------------
                                        Name: Dr. Jos B. Peeters
                                        Title: Managing Director


                                        INVESTMENT FUND I-DIRECT EN CO. C.V.
                                        (Successor to NIB CAPITAL Private Equity
                                        Belgium Investments N.V., formerly
                                        PARNIB BELGIE N.V.), Represented by
                                        Deral Investment B.V. in its turn
                                        represented by Alp Invest Partners n.v.


                                        By: /s/ G.J.J. Westerkamp
                                            ------------------------------------
                                        Name: G.J.J. Westerkamp
                                        Title: Partner

                                        /s/ Kees de Ru
                                        Kees de Ru
                                        Legal Counsel

                   Signature Page to Investor Rights Agreement

                                        SAVIENT PHARMACEUTICALS, INC.
                                        (formerly known as Bio-Technology
                                        General Corp.)


                                        By: /s/ PHILIP YACHMETE
                                            ------------------------------------
                                        Name: PHILIP YACHMETE
                                        Title: SVP & GENERAL COUNSEL


                                        BARC N.V.


                                        By: /s/ Rudi Marien
                                            ------------------------------------
                                            Rudi Marien


                                        /s/ Ofir Dori
                                        ----------------------------------------
                                        Ofir Dori


                                        /s/ Uwe Wascher
                                        ----------------------------------------
                                        Uwe Wascher


                                        CLAVEL SERVICES LTD.


                                        By: /s/ R. J. USHER
                                            ------------------------------------
                                        Name: R. J. USHER
                                        Title: DIRECTOR

                   Signature Page to Investor Rights Agreement

                                    EXHIBIT A

                         SCHEDULE OF COMMON STOCKHOLDERS

                                              TOTAL SHARES OF
                                               COMMON STOCK
                                                HELD IMMED.
                                                 FOLLOWING
                                                CLOSING OF
               INVESTOR NAME                 RECAPITALIZATION
               -------------                 ----------------
TINV SA                                          2,750,000
MINV SA                                          2,678,571
Robert Taub                                      3,368,121
MINV SA                                             20,000
MINV SA                                             24,286
TINV SA                                             14,105
Bio Invest BV (Robert Taub)                        695,686
Van Moer, Santerre Luxembourg SA                 1,606,111
Quest For Growth NV                              1,284,891
Capricorn Venture Fund NV                          620,996
Baring Capricorn Ventures LTD                      680,817
BB Bioventures LP                                7,630,803
MPM Asset Management Investors 1998 LLC            100,183
MPM Bioventures Parallel Fund LP                   980,521
Capricorn Venture Partners NV                       31,531
Parnib Belgie NV/NIB Capital Private Equity      2,278,310
Investment Fund I - Direct en Co. C.V.             112,398
Andrew D Smith                                      42,857
Stephen Guth                                        57,143
Oded Lieberman                                      40,000
Oded Lieberman                                      30,000
Andrew D Smith                                      54,053
Stephen Guth                                        54,053
Israel Nur                                          21,026
Beatrice Rigaud                                    300,000
Israel Nur                                          43,038
BARC NV (Rudi Marien)                              324,584
Ofir Dori                                           81,146
Clavel Services Ltd                                243,438
Uwe Wascher                                        830,670
Savient Pharmaceuticals Inc.                     1,209,836
Johnson & Johnson Development Corporation        1,196,956
                                                ----------
Total                                           29,412,130
                                                ==========

                                    EXHIBIT B

              NON-DISCLOSURE AND PROPRIETARY RIGHTS AND ASSIGNMENT
                                    AGREEMENT

                      EMPLOYEE CONFIDENTIALITY, INVENTIONS

                         AND NON-SOLICITATION AGREEMENT

     In consideration of my employment or continued employment by Omrix Biophamaceuticals, Inc., a Delaware corporation, or any of its predecessors, successors or subsidiaries (collectively, the "Company"), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:

     CONFIDENTIALITY

     I understand that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs (the "Confidential Information") which may become known to me in connection with my employment.

     I acknowledge that all Confidential Information, whether or not in writing and whether or not labelled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to myself or the Company. By way of illustration, but not limitation, Confidential Information may include Inventions (as hereafter defined), trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to me by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including Without limitation, patent applications, computer programs in object and/or source code, flowcharts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company.

     I agree that I shall not, during the term of my employment and thereafter, publish, disclose or otherwise make available to any third party, other than employees of the Company, any Confidential Information except as expressly authorized in writing by the Company. I agree that I shall use such Confidential Information only in the performance of my duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. I agree not to use such Confidential Information for my own benefit or for the benefit of any other person or business entity.

     I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in my possession and not to remove any materials containing Confidential Information from the Company's premises except to the extent necessary to my employment. Upon the termination of my employment, or at any time upon the Company's request, I shall return immediately to the Company any and all materials containing any Confidential Information then in my possession or under my control.

     Confidential Information shall not include information which (a) is or becomes generally known within the Company's industry through no fault of mine;
(b) was known to me at the time it was disclosed as evidenced by my written records at the time of disclosure; (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company and who imposes no obligation of confidence on me; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

     ASSIGNMENT OF INVENTIONS

     I agree promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data and know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium by me, under my direction or jointly with others during any period that I am employed or engaged by the Company, whether or not during normal working hours or on the premises of the Company, which relate, directly or indirectly, to the business of the Company and arise out of my employment With the Company (hereinafter "Inventions").

     I hereby assign to the Company all of my right, title and interest to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor. During and after my employment, I shall cooperate with the Company, at the Company's expense, in obtaining proprietary protection for the Inventions and I shall execute all documents which the Company shall reasonably request in order to perfect the Company's rights in the Inventions. I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period following the Company's request. I understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which limits the assignability to the Company of certain employee inventions, this Agreement shall be interpreted not to apply to any such invention which a court rules or the Company agrees is subject to such state limitation.

     I further represent that the attached Schedule A contains a complete list of all inventions made, conceived or first reduced to practice by me, under my direction or jointly With others prior to my employment with the Company ("Prior Inventions") and which are not assigned to the Company hereunder. If there is no such Schedule A attached hereto, I represent that there are no such Prior Inventions.

     NON-SOLICITATION

     I agree that during my employment with the Company and for a period of one
(1) year after the termination or cessation of such employment for any reason, I shall not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by me while employed by the Company.

     I agree that during my employment and for a period of one (1) year after the termination or cessation of my employment for any reason, I shall not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to discontinue his or her employment relationship with the Company.


                                        2